Exhibit 4.2

Collegiate Pacific Inc. Stock Option Plan

AMENDED AND RESTATED
1998 COLLEGIATE PACIFIC INC.
STOCK OPTION PLAN

1. PURPOSE

     The purpose of the 1998 Collegiate Pacific Inc. Stock Option Plan (hereinafter called the “Plan”) is to advance the interests of Collegiate Pacific Inc. (hereinafter called the “Company”) by strengthening the ability of the Company to attract and retain key personnel of high caliber through encouraging a sense of proprietorship by means of stock ownership.

     Certain options granted under this Plan are intended to qualify as “incentive stock options” pursuant to Section 422 of the Internal Revenue Code of 1986 (the “Code”), while certain other options granted under the Plan will constitute nonqualified options.

2. DEFINITIONS

     As used in this Plan, and in any Option Agreement, as hereinafter defined, the following terms shall have the following meanings, unless the context otherwise requires:

     (a) “Common Stock” shall mean the Common Stock of the Company, par value $.01 per share.

     (b) “Date of Grant” shall mean the date on which a stock option is granted pursuant to this Plan.

     (c) “Non-Employee Director” shall mean an individual who is a “non-employee director” within the meaning set forth therefor in Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and also an “outside director” within the meaning of Treasury Regulation Section 1.162-27(e)(3).

     (d) “Fair Market Value” shall mean the closing sale price (or average of the quoted closing bid and asked prices if there is no closing sale price reported) of the Common Stock on the date specified as reported by NASDAQ or by the principal national stock exchange on which the Common Stock is then listed. If there is no reported price information for such date, the Fair Market Value will be determined by the reported price information for Common Stock on the day nearest preceding such date.

     (e) “Optionee” shall mean the person to whom an option is granted under the Plan or who has obtained the right to exercise an option in accordance with the provisions of the Plan.

     (f) “Subsidiary” shall mean any now existing or hereinafter organized or acquired corporation of which more than fifty percent (50%) of the issued and outstanding voting stock is owned or controlled directly or indirectly by the Company or through one or more Subsidiaries of the Company.

3. SHARES SUBJECT TO THE PLAN

     Subject to the provisions of Section 9 of this Plan, the aggregate amount of Common Stock for which options may be granted under this Plan shall not exceed 1,500,000 shares of Common Stock. The number of shares of Common Stock subject to awards granted to any individual Optionee from November 2, 1998 to November 2, 2008 shall not exceed the number set forth in the immediately preceding sentence, as it may be amended from time to time. Such shares may be authorized and previously unissued shares or previously issued shares that have been reacquired by the Company. Any shares subject to unexercised portions of options granted under this Plan which shall have terminated, been canceled, or expired may again be subject to options under this Plan, but shall not increase the number of options that may be granted to an individual Optionee pursuant to the second sentence of this Section 3.

4. ADMINISTRATION

     (a) The Plan shall be administered by the Board of Directors or, at the option of the Board of Directors, a committee of two or more Non-Employee Directors appointed by the Board of Directors of the Company (the group responsible for administering the Plan is referred to herein as the “Committee”). Options may be granted under this Section 4(a) only (i) by the unanimous agreement of the members of the Committee; (ii) by resolution of the Board of Directors, duly adopted; or (iii) in compliance with Section 14 of the Exchange Act, by affirmative vote of a majority of the shareholders of the Company, present or represented, and duly entitled to vote on such matters at meetings held in accordance with the laws of the State of Delaware, either in advance of the grant or no later than the next annual meeting of shareholders. Notwithstanding the foregoing, options may be granted to “covered employees” (as defined in Section 162(m)(3) of the Code) solely by the Committee. The Committee may create a subcommittee for purposes of making grants to officers and directors if the Committee would otherwise not qualify for making such grants under Rule 16b-3 or Section 162(m) of the I.R.C. References herein to the “Committee” shall include any such subcommittee. Stock option agreements (“Option Agreements”), in the forms as approved by the Committee, and containing such terms and conditions not inconsistent with the provisions of this Plan as shall have been determined by the Committee, may be executed on behalf of the Company by the Chairman of the Board, the President or any Vice President of the Company. Except with respect to Section 4(b) of this Plan, the Committee shall have complete authority to construe, interpret and administer the provisions of the Plan and the provisions of the Option Agreements granted hereunder; to prescribe, amend and rescind rules and regulations pertaining to the Plan; and to make all other determinations necessary or deemed advisable in the administration of the Plan. The determinations, interpretations and constructions made by the Committee shall be final and conclusive.

     (b) Members of the Committee shall be specified by the Board of Directors, and shall consist solely of Non-Employee Directors. On the date Non-Employee Directors are specified as Committee members by the Board of Directors and on each subsequent anniversary of such date that a Non-Employee Director serves as a Committee member, such Non-Employee Director shall automatically be granted nonqualified options to purchase 2,500 shares of Common Stock. The purchase price or prices for Common Stock subject to an option granted under this Section 4(b) shall be 100% of the Fair Market Value of the Common Stock on the Date of Grant.

5. ELIGIBILITY

     (a) Incentive stock options to purchase Common Stock may be granted under Section 4(a) of the Plan to such key employees of the Company or its Subsidiaries (including any director who is also a key employee of the Company or one of its Subsidiaries) as shall be determined by the Committee. Nonqualified stock options to purchase Common Stock may be granted under Section 4(a) of the Plan to such key employees, directors or consultants of the Company or its Subsidiaries as shall be determined by the Committee. Nonqualified stock options may be granted to a Non-Employee Director under Section 4(a) in addition to the nonqualified options granted under Section 4(b). Which persons are to be granted options under Section 4(a) of the Plan, the number of options, the number of shares subject to each option, the exercise price or prices of each option, the vesting and exercise period of each option, whether an option may be exercised as to less than all of the Common Stock subject thereto, and such other terms and conditions of each option, if any, as are not inconsistent with the provisions of this Plan shall be determined on the Date of Grant and specified in an Option Agreement in accordance with Section 4(a) of this Plan.

     (b) Notwithstanding any provision of this Plan to the contrary, unless the shareholders of the Company approve the Plan at the December 11, 1998 shareholders’ meeting: (a) no option may be granted to a “covered employee” (within the meaning of Section 162(m)(3) of the Code) on or after December 11, 1998, (b) no option granted on or after December 11, 1998 may be exercised during any year in which the Optionee is a “covered employee,” and (c) no option granted under the Plan shall be an incentive stock option.

     (c) The Committee may, in its sole discretion, provide in an Option Agreement for vesting of stock options to accelerate upon a change in control of the Company and enable an employee to “put” the excess of the fair market value over the exercise price of the options to the Company in the event of a change in control. Notwithstanding the foregoing, in no event shall the acceleration of any Option hereunder upon a change of control of the Company occur to the extent an “excess parachute payment” (as defined in Section 280G of the Code) would result. In the event that the Committee determines that such an excess parachute payment would result if acceleration occurred (when added to any other payments or benefits contingent on a change of control under any other agreements, arrangements or plans) then the number of shares as to which exercisability is accelerated shall be reduced so that total parachute payments do not exceed 299% of the Optionee’s “base amount,” as defined in Section 280G(b)(3) of the Code.

     (d) In connection with the granting of incentive stock options, the aggregate Fair Market Value (determined at the Date of Grant of an incentive stock option) of the shares with respect to which incentive stock options are exercisable for the first time by an Optionee during any calendar year (under all such plans of the Optionee’s employer corporation and its parent and subsidiary corporations as defined in Section 424 of the Code) shall not exceed $100,000 or such other amount as from time to time provided in Section 422(d) of the Code or any successor provision. In the event that the Optionee’s total Qualified Options exceed the $100,000 limit in any calendar year (whether due to acceleration of exercisability, miscalculation, error or otherwise) the amount of Qualified Options that exceed such limit shall be treated as Nonqualified Options. The Qualified Options granted earliest (whether under this Plan or any other agreement or plan) shall be applied first to the $100,000 limit. In the event that only a portion of the Qualified Options granted at the same time can be applied to the $100,000 limit, the Corporation shall issue separate share certificates for such number of shares as does not exceed the $100,000 limit, and shall designate such shares as Qualified Option stock in its share transfer records. An Option Agreement may contain such additional provisions with respect to vesting as the Committee may specify.

6. EXERCISE PRICE

     The purchase price or prices for Common Stock subject to an option (the “Exercise Price”) granted pursuant to Section 4(a) of the Plan shall be determined at the Date of Grant; provided, however, that (a) the Exercise Price for any option shall not be less than 100% of the Fair Market Value of the Common Stock at the Date of Grant, and (b) if the Optionee owns more than 10 percent of the total combined voting power of all classes of stock of the Company or its parent or any of its subsidiaries, as more fully described in Section 422(b)(6) of the Code or any successor provision (such stockholder is referred to herein as a “10-Percent Stockholder”), the Exercise Price for any incentive stock option granted to such Optionee shall not be less than 110% of the Fair Market Value of the Common Stock at the Date of Grant.

7. TERM OF STOCK OPTIONS AND LIMITATIONS ON RIGHT TO EXERCISE

     No incentive stock option granted pursuant to Section 4(a) of this Plan shall be exercisable (a) more than five years after the Date of Grant with respect to a 10-Percent Stockholder, and (b) more than ten years after the Date of Grant with respect to all persons other than 10-Percent Stockholders. No nonqualified stock option granted pursuant to Section 4(a) of this Plan shall be exercisable more than ten years after the Date of Grant. Nonqualified stock options granted to members of the Committee pursuant to Section 4(b) of this Plan shall be exercisable for ten years, except that in the event of death or termination of such member as a director of the Company or a Subsidiary, such nonqualified stock options shall only be exercisable for one year following the date of such member’s death or termination (or if shorter, the remaining term of the option). The Company shall not be required to issue any fractional shares upon the exercise of any options granted under this Plan. No Optionee nor his legal representatives, legatees or distributees, as the case may be, will be, or will be deemed to be, a holder of any shares subject to an option unless and until said option has been exercised and the purchase price of the shares in respect of which the option has been exercised has been paid. An option shall not be exercisable except by the Optionee (including transferees pursuant to Subsection 11(b) below) or by a person who has obtained the Optionee’s rights under the option by will or under the laws of descent and distribution.

8. TERMINATION OF EMPLOYMENT

     The conditions that shall apply to the exercise of an option granted under Section 4(a) in the event an Optionee shall cease to be employed by the Company or a Subsidiary for any reason shall be determined at the Date of Grant and shall be set forth in an Option Agreement. In the event of the death of an Optionee while in the employ or while serving as a director of the Company or a Subsidiary, the option theretofore granted to him shall be exercisable by the executor or administrator of the Optionee’s estate, or if the Optionee’s estate is not in administration, by the person or persons to whom the Optionee’s right shall have passed under the Optionee’s will or under the laws of descent and distribution, within the year next succeeding the date of death or such other period as may be specified in the Option Agreement, but in no case later than the expiration date of such option, and then only to the extent that the Optionee was entitled to exercise such option at the date of his death. Neither this Plan nor any option granted hereunder is intended to confer upon any Optionee any rights with respect to continuance of employment or other utilization of his services by the Company or by a Subsidiary, nor to interfere in any way with his right or that of his employer to terminate his employment or other services at any time (subject to the terms of any applicable contract).

9. DILUTION OR OTHER ADJUSTMENTS

     In the event that there is any change in the Common Stock subject to this Plan or subject to options granted hereunder as the result of any stock dividend on, dividend of or stock split or stock combination of, or any like change in, stock of the same class or in the event of any change in the capital structure of the Company, the Board of Directors or the Committee shall make such adjustments with respect to options, or any provisions of the Plan, as it deems appropriate to prevent dilution or enlargement of option rights.

10. EXPIRATION AND TERMINATION OF THE PLAN

     Options may be granted at any time under Section 4(a) of the Plan and as specified under Section 4(b) of the Plan prior to November 2, 2008, as long as the total number of shares which may be issued pursuant to options granted under this Plan does not (except as provided in Section 9 above) exceed the limitations of Section 3 above. This Plan may be abandoned, suspended or terminated at any time by the Board of Directors of the Company except with respect to any options then outstanding under the Plan.

11. RESTRICTIONS ON ISSUANCE OF SHARES

     (a) The Company shall not be obligated to sell or issue any shares upon the exercise of any option granted under this Plan unless:

(i)	The shares with respect to which such option is being exercised have been registered under applicable federal securities laws or are exempt from such registration;
(ii)	The prior approval of such sale or issuance has been obtained from any state regulatory body having jurisdiction; and
(iii)	In the event the Common Stock has been listed on any exchange, the shares with respect to which such option is being exercised have been duly listed on such exchange in accordance with the procedure

If the shares to be issued upon the exercise of any option granted under the Plan are intended to be issued by the Company in reliance upon the exemptions from the registration requirements of applicable federal securities laws, the Optionee, if so requested by the Company, shall furnish to the Company such evidence and representations, including an opinion of counsel, satisfactory to it, as the Company may reasonably request.

     (b) All or a portion of the nonqualified options to be granted to an Optionee may, in the discretion of the Committee (or the Board of Directors, as the case may be), be on terms which permit transfer by such Optionee to (i) the spouse, children or grandchildren of the Optionee (“Immediate Family Members”), (ii) a trust or trusts for the exclusive benefit of such Immediate Family Members, or (iii) a partnership or other entity in which such Immediate Family Members are the only partners, provided that (x) the stock option agreement pursuant to which such nonqualified options are granted must be approved by the Committee, and must expressly provide for transferability in a manner consistent with this Section, and (y) subsequent transfers of transferred options shall be prohibited except by will or the laws of descent and distribution. Following transfer, any such options shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that for purposes of each Option Agreement and Sections 7, 11(a) and (c) and 14(b)(ii) hereof the term “Optionee” shall be deemed to refer to the transferee. The events of termination of employment of Section 8 hereof shall continue to be applied with respect to the original Optionee, following which the options shall be exercisable by the transferee only to the extent, and for the periods specified herein and in the Stock Option Agreement.

     (c) Except as set forth in (b) above, no option granted pursuant to the Plan shall be transferable by the Optionee other than by will or the laws of descent and distribution or between spouses or incident to divorce within the meaning of Section 1041 of the Code or any successor provision.

     (d) Any Common Stock issued to an officer or director of the Company pursuant to the exercise of an option granted pursuant to the Plan shall not be transferred until at least 6 months have elapsed from the date of grant of such option to the date of disposition of the Common Stock underlying such option.

     (e) The Board of Directors or Committee may impose such other restrictions on the ownership and transfer of shares issued pursuant to this Plan as it deems desirable; any such restrictions shall be set forth in any Option Agreement entered into hereunder.

12. PROCEEDS

     The proceeds to be received by the Company upon exercise of any option granted under this Plan may be used for any proper purposes.

13. AMENDMENT OF THE PLAN AND OPTIONS

     (a) The Board of Directors may amend the Plan from time to time in such respects as it may deem advisable in its sole discretion or in order that the options granted hereunder shall conform to any change in applicable laws, including tax laws, or in regulations or rulings of administrative agencies or in order that options granted or stock acquired upon exercise of such options may qualify for simplified registration under applicable securities or other laws; provided, however, that no amendment may be made without the consent of stockholders which would materially (a) increase the benefits accruing to participants under the Plan, (b) increase the number of securities which may be issued under the Plan or the number of options that may be granted to any individual Optionee, other than in accordance with Section 9 hereof, or (c) modify the requirements as to eligibility for participation in the Plan.

     (b) At any time and from time to time, the Board of Directors or the Committee may execute an instrument providing for modification, extension or renewal of any outstanding Option, provided that no such modification, extension or renewal shall impair the Option without the consent of the holder of the Option. Notwithstanding the foregoing:

     (i) In the event of such a modification, substitution, extension or renewal of a Qualified Option, the Committee may increase the exercise price of such Option if necessary to retain the qualified status of such Option, and

     (ii) The Committee may, in its discretion and without the holder’s consent, convert, any Qualified Option into a Nonqualified Option.

     14. PAYMENT UPON EXERCISE; WITHHOLDING

     (a) Shares of Common Stock shall be issued to the Optionee upon payment in full either in cash or by an exchange of shares of Common Stock of the Company previously owned by the Optionee, or a combination of both, in an amount or having a combined value equal to the aggregate Exercise Price for the shares subject to the option or portion thereof being exercised provided, however, that previously owned shares have been held by the Optionee at least six (6) months prior to the date of exercise. The value of the previously owned shares of Common Stock exchanged in full or partial payment for the shares purchased upon the exercise of an option shall be equal to the Fair Market Value of such shares on the date of the exercise of such Option. The Optionee shall be entitled to elect to pay all or a portion of the aggregate purchase price by having shares of Common Stock having a Fair Market Value on the date of exercise equal to the aggregate Exercise Price withheld by the Company or sold by a broker-dealer under circumstances meeting the requirements of 12 C.F.R. Part 220. In addition, upon the exercise of any option granted under the Plan, the Company, in its sole discretion, may make financing available to the Optionee for the purchase of the Common Stock that may be acquired pursuant to the exercise of such option on such terms as the Committee shall specify.

     (b) The Company may defer making payment or delivery of any benefits under the Plan until satisfactory arrangements have been made for the payment of any tax attributable to any amounts payable on shares deliverable under the Plan. The Optionee shall be entitled to elect to pay all or a portion of all taxes arising in connection with the exercise of any option by paying cash or electing to (i) have the Company withhold shares of Common Stock that were to be issued to the Optionee upon such exercise, or (ii) deliver other shares of Common Stock previously owned by the Optionee having a Fair Market Value equal to the amount to be withheld; provided, however, that the amount to be withheld shall not exceed the Optionee’s estimated total federal (including FICA), state and local tax obligations associated with the transaction. The Fair Market Value of fractional shares remaining after payment of the withholding taxes shall be paid to the Optionee in cash.

15. STOCKHOLDERS’ APPROVAL

     The Plan and all amendments thereto have been approved by the stockholders of the Company.

16. LIABILITY OF THE COMPANY

     Neither the Company, its directors, officers or employees, nor any of the Company’s Subsidiaries which are in existence or hereafter come into existence, shall be liable to any Optionee or other person if it is determined for any reason by the Internal Revenue Service or any court having jurisdiction that any incentive stock options granted hereunder do not qualify for tax treatment as incentive stock options under Section 422 of the Code.